Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements of German American Bancorp on Form S-3 (File No. 333-35650) and Form S-8 (File No. 333-80605 and 333-81839) of our report, dated February 13, 2003, on the consolidated financial statements of German American Bancorp as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, which report is included in the annual report on Form 10-K of German American Bancorp for the year ended December 31, 2002.

                                                             /s/ Crowe, Chizek and Company LLP

                                                       Crowe, Chizek and Company LLP

March 14, 2003
Indianapolis, Indiana

Exhibit 23